ARTICLES OF AMENDMENT
                                 to the
                        ARTICLES OF INCORPORATION
                                   of
                       CHARTWELL CABLE FUND, INC.


     CHARTWELL CABLE FUND, INC., a Colorado Corporation, having its principal office at 20 Chase Street, Lakewood, Colorado 80226 (hereinafter referred to as the "Corporation"), hereby certifies to the Secretary of State that:

     FIRST:    The name of the Corporation is CHARTWELL CABLE FUND, INC.

     SECOND:    The Articles of Incorporation of the Corporation, as
previously amended, are hereby amended as follows:

          The first paragraph under the caption "ARTICLE III" shall be revised to read:

          "The authorized capital stock of the corporation is 100,000,000 shares of Common Stock, $.10 par value, and 10,000,000 shares of Preferred Stock. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation."

     THIRD:    By written informal action unanimously taken by the Board of
Directors of the Corporation on the 21st day of February, 1995, pursuant to and in accordance with Sections 7-108-202 and 7-110-103 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly advised the foregoing amendment and by formal action taken by the stockholders of the Corporation on the 31st day of March, 1995, in accordance with Sections 7-107-104 and 7-110-103 of the Colorado Business Corporation Act, the stockholders of the Corporation duly approved said amendment.

     FOURTH:    The number of votes cast for the amendment by each voting
group entitled to vote separately on the amendment was sufficient for approval by that voting group.

     IN WITNESS WHEREOF, CHARTWELL CABLE FUND, INC. has caused these presents to be signed in its name and on behalf by its President and attested by its Secretary on this 12th day of March, 1997, and its President acknowledges that these Articles of Amendment are the act and deed of CHARTWELL CABLE FUND, INC. and, under the penalties of perjury, the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                            CHARTWELL CABLE FUND, INC.

/s/ DANIEL G. BULLER               /s/ A. CLINTON OBER
____________________________       _____________________________
Daniel G. Buller, Secretary        A. Clinton Ober, President